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                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]




                                October 20, 1999


United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

         RE: DELAYING AMENDMENT, REGISTRATION STATEMENT ON FORM SB-2, FILE NO. 333-88909, EPOCH PHARMACEUTICALS, INC.

Ladies and Gentlemen:

         In accordance with your request, the above captioned Registrant files herewith this delaying amendment in the following form:

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                 Best regards,

                                                 STRADLING YOCCA CARLSON & RAUTH


                                                 /s/ David E. Lafitte
                                                 -------------------------------
                                                 David E. Lafitte
                                                 Attorney for
                                                 Epoch Pharmaceuticals, Inc.